Exhibit 99.1

FOR IMMEDIATE RELEASE

Eastern Bankshares, Inc. Announces Board Leadership Transition; Peter K. Markell Elected Lead Independent Director

Board thanks Deborah C. Jackson for her service as Lead Director, and announces the retirement of Chair Emeritus Richard E. Holbrook and the resignation of Director Luis A. Borgen

BOSTON, MA, November 13, 2026 – Eastern Bankshares, Inc. (the “Company”) (Nasdaq: EBC), the holding company of Eastern Bank, today announced its Board of Directors (the “Board”) has unanimously elected Peter K. Markell as Lead Independent Director, effective January 1, 2027. Mr. Markell will succeed Deborah C. Jackson, who will step down as Lead Director effective January 1, 2027, in anticipation of her planned retirement from the Board at year-end 2027. The Company also announced Director and Chair Emeritus Richard E. Holbrook will retire from the Board effective December 31, 2026 in accordance with the mandatory age limitations for members of the Board set forth in the Company’s Corporate Governance Guidelines, and Luis A. Borgen will resign from the Board effective December 31, 2026 to devote more time to his personal and professional commitments.

Lead Independent Director Transition

Mr. Markell has served as a director of the Company, and as a trustee of its predecessor holding company, Eastern Bank Corporation, since 2006. He currently chairs the Board’s Audit Committee and serves on its Risk Management Committee, and Compensation and Human Capital Management Committee. Mr. Markell was recommended for the role by the Board’s Nominating and Governance Committee and elected by the Board’s independent Directors, consistent with the Company’s Corporate Governance Guidelines.

Mr. Markell has served as Executive Vice President and Chief Financial Officer of Brown University Health (formerly Lifespan) since January 2023. Previously, he served as Executive Vice President of Administration and Finance, Chief Financial Officer and Treasurer of Mass General Brigham, which he joined in 1999, until March 2021. Prior to that, he was a partner at Ernst & Young LLP. A Certified Public Accountant, Mr. Markell is a graduate of Boston College, where he served as both Chair of the Board and Chair of its Finance Committee. He serves on the boards of directors of Huron Consulting Group Inc. and CodaMetrix.

“Peter Markell has been a trusted and steady voice on our Board for two decades, and his deep financial expertise, leadership of our Audit Committee and broad perspective across our committees make him exceptionally well suited to lead our independent directors,” said Bob Rivers, Executive Chair and Chair of the Board of Directors of Eastern Bankshares, Inc. and Eastern Bank. “We are equally grateful to Deborah Jackson, who has led our independent directors with exceptional integrity and excellence since 2018. She guided the Board through an extraordinary period of transformation, from our initial public offering through a series of mergers, and through it all she kept our mission and our commitment to the communities we serve at the center of our work, helping to solidify our role as the largest, locally-headquartered bank in Boston. We are fortunate to continue to benefit from her counsel as a director through 2027.”

Of his new Board role, Mr. Markell said, “I am honored by the confidence of my fellow directors and grateful to Deborah Jackson for the strong example she has set. Eastern is a company with a remarkable history and an even brighter future, and I look forward to working closely with Bob and my fellow directors in this new role.”

Ms. Jackson added, “For more than two centuries, Eastern has modelled what it means for a bank to lead in, and for, the communities it serves, and that commitment matters as much today as it ever has. It has been my privilege to serve on this Board for more than 25 years and as Lead Director since 2018, a period in which Eastern became a public company, grew organically and through several mergers, and never lost sight of who we serve. Peter has been a valued colleague and an exceptional Audit Committee Chair, and I have every confidence in his leadership. I look forward to supporting Peter, Bob and my fellow directors through a seamless transition, and to continuing to champion Eastern’s mission as a director through 2027.”

Director Retirement and Resignation

Mr. Holbrook will retire from the Boards of Directors of the Company and Eastern Bank effective December 31, 2026, in accordance with the mandatory age limitations for directors set forth in the Company’s Corporate Governance Guidelines. Mr. Holbrook, who has been a director of Eastern Bank since 2001, was also Chair Emeritus. He retired as Chair and CEO of Eastern Bank in 2016, having served in those roles since 2007. He served on the Risk Management Committee of the Board immediately prior to his resignation.

Mr. Borgen, who has been a director of Eastern Bank since 2016, chaired the Risk Management Committee of the Board immediately prior to his resignation. An accomplished public company finance executive, Mr. Borgen previously served as Chief Financial Officer of athenahealth, Inc., among other publicly traded companies, and served as a Captain in the U.S. Air Force.

Neither Mr. Holbrook nor Mr. Borgen is leaving the Board as the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Mr. Rivers stated, “We are very thankful for the many contributions Rich Holbrook and Luis Borgen have made to our Company. Rich joined Eastern in 1996 and since that time has strengthened our Company through his exemplary leadership and financial stewardship as CFO, CEO, Board Chair, and Director. There are few in the community banking industry who have contributed more than Rich, and we are incredibly grateful to benefit from his leadership. Luis Borgen’s decades of financial expertise and public company experience likewise strengthened our Board. We wish them both the very best in their next chapters.

On behalf of my fellow directors and leadership team, I want to thank Deborah, Rich and Luis for their counsel, candor and expertise. I look forward to working with Peter and the full Board as we continue to deliver for our customers, colleagues, communities and shareholders across the communities we serve.”

About Eastern Bankshares, Inc.

Eastern Bankshares, Inc. is the holding company for Eastern Bank. Founded in 1818, Eastern Bank is Greater Boston’s leading local bank with more than 125 branch locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. As of September 30, 2026, Eastern had approximately $31.7 billion in assets. Eastern provides a full range of banking and wealth management solutions for consumers and businesses of all sizes including through its Cambridge Trust Wealth Management and Private Banking Divisions, which include the largest bank-owned independent investment adviser in Massachusetts with $10.8 billion in assets under management. Eastern takes pride in its advocacy and community support that includes more than $240 million in charitable giving since 1994. An inclusive company, Eastern is comprised of deeply committed professionals who value relationships with their customers, colleagues and communities. For investor information, visit investor.easternbank.com.

Media contact:

Andrea Goodman

Eastern Bank

a.goodman@easternbank.com

781-598-7847

Investor contact:

Andrew Hersom

Eastern Bankshares, Inc.

a.hersom@easternbank.com

617-897-1177

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